                                                                    Exhibit 12.1


                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                                                            Twelve
                                                                                                                            Months
                                                                            Year Ended December 31,                          Ended
             (Dollars in Thousands)                ----------------------------------------------------------------------- September
                                                    1996               1997                1998        1999         2000   30, 2001
                                                  -------- ----------------------------- --------    --------     --------  --------
                                                           Jan. 1-Nov. 7  Nov. 8-Dec. 31
                                                           -------------  --------------
EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items............  $116,553    $ 95,191     $ 19,290      $164,891    $194,089     $202,950  $214,013
   Interest and other charges, before reduction
   for amounts capitalized......................   244,789     212,957       35,472       232,727     211,960      202,752   193,424
   Provision for income taxes...................    69,120      78,940       14,029       110,611     123,869      126,701   152,394
   Interest element of rentals charged to
   income (a)...................................    79,503      59,078       10,008        68,314      66,680       65,616    61,231
                                                  --------    --------     --------      --------    --------     --------  --------

              Earnings as defined...............  $509,965    $446,166     $ 78,799      $576,543    $596,598     $598,019  $621,062
                                                  ========    ========     ========      ========    ========     ========  ========


FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense.............................  $244,789    $212,957     $ 35,472      $232,727    $211,960     $202,752  $193,424
   Interest element of rentals charged to
   income (a)...................................    79,503      59,078       10,008        68,314      66,680       65,616    61,231
                                                  --------    --------     --------      --------    --------     --------  --------

              Fixed charges as defined..........  $324,292    $272,035     $ 45,480      $301,041    $278,640     $268,368  $254,655
                                                  ========    ========     ========      ========    ========     ========  ========


CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(b)                                                    1.57       1.64         1.73          1.92        2.14         2.23      2.44
                                                       ====       ====         ====          ====        ====         ===-      ====



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(a)  Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier for the three years ended December 31, 1998, respectively. The guarantee and related coal supply contract debt expired December 31, 1999.